Exhibit 99.1

AIM ImmunoTech Files Three Provisional Patent Applications Surrounding Ampligen®
for Use Against the SARS-like Wuhan 2019 Novel Coronavirus

Ampligen® obtained 100% survival rate at clinically achievable human dosage levels for SARS in animal experiments

Ampligen key to proposed broad-spectrum ‘universal’ coronavirus vaccine

OCALA, Fla., February 11, 2020 — AIM ImmunoTech Inc. (NYSE American: AIM) today announced the filing of three provisional patent applications related to its drug candidate Ampligen in the company’s efforts toward joining the global health community in the fight against the deadly Wuhan coronavirus that has so far infected approximately 40,000 people and killed almost one thousand, primarily in China.

Coronaviruses are a large family of viruses, including the deadly Severe Acute Respiratory Syndrome (SARS). After a 2002 SARS outbreak in the Guangdong province of southern China caused more than 8,000 cases and more than 800 deaths, the United States’ National Institutes of Health contracted studies to evaluate potential treatments for SARS. Ampligen achieved a 100% survival rate — as compared to 100% mortality — at clinically achievable human dosage levels in animal experiments. The SARS virus is very similar in key RNA sequences to the Wuhan coronavirus, and the company expects Ampligen to be similarly effective with the Wuhan coronavirus.

AIM — which is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers — is already focused on avenues to provide the company’s Ampligen technology to the countries primarily afflicted by the pandemic.

AIM believes that Ampligen has the potential to be both an early-onset treatment for and prophylaxis against the Wuhan coronavirus, which originated in China before quickly spreading to other countries. The company’s three provisional patent applications include: 1) Ampligen as a therapy for the Wuhan coronavirus; 2) Ampligen as part of a proposed intranasal universal coronavirus vaccine that combines Ampligen with inactivated Wuhan coronavirus, conveying immunity and cross-protection and; 3) a high-volume manufacturing process for Ampligen. Under the Patent Cooperation Treaty of 1970, which provides international protections for patents, the three provisional patent applications can convert to international patent applications based on the date of their filings. Alternatively, direct national filings in many countries are possible under the Paris Convention for the Protection of Industrial Property of 1883 — an international agreement. China, the epicenter of the epidemic, is a signatory of both the treaty and the agreement.

“Our analysis of the RNA sequences of the SARS virus and the Wuhan coronavirus and our research lead AIM to believe Ampligen has significant therapeutic potential as both an early-onset treatment and prophylaxis against this new and deadly virus,” said AIM CEO Thomas K. Equels. “If clinical trials follow the results of SARS animal testing, this means helping people who are already sick as well as a prophylaxis for people directly exposed to the virus as it spreads, which is especially important for the medical professionals in hospital-like settings working to contain the global emergency, and those people quarantined in camps and on cruise ships. AIM’s universal coronavirus vaccine concept is primarily meant to inoculate against the Wuhan coronavirus, but, through Ampligen’s unique capabilities, could also protect against other forms of coronavirus and future mutations of the Wuhan coronavirus. AIM is a small immunological research company, but we want to do our part. We believe humanity must stand together to defeat such viral threats. This is our effort to make a difference in this worldwide threat posed by the Wuhan coronavirus.”

Ampligen is the only known specific Toll-Like Receptor 3 agonist based on synthetic double-stranded RNA with a well-developed intravenous, intraperitoneal and intranasal safety profile while demonstrating strong antiviral activity against a broad spectrum of viruses. The drug is also being used in multiple ongoing immuno-oncology clinical studies. AIM has recently produced more than 10,000 vials of Ampligen.

About AIM ImmunoTech Inc

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For example, the filing of provisional patent applications provides no assurance that patents will ultimately be granted. No assurance can be made as to any future clinical trials related to the matter herein. No assurance can be given as to whether the current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, we cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Among other things, for forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com